Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 and the related Prospectus of Green Thumb Industries Inc. and Subsidiaries of our report dated March 18, 2020, relating to our audit of the consolidated financial statements included in the Annual Report on Form 10-K of Green Thumb Industries Inc. and Subsidiaries for the year ended December 31, 2020.

We also consent to the reference to us under the caption “Experts” in the Prospectus constituting a part of this Registration Statement.

/s/ Macias, Gini & O’Connell LLP

San Francisco, California

March 26, 2021